EXHIBIT 23(iii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form S-8 of Pfizer Inc. of our report dated February 26, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Wyeth's Annual Report on Form 10-K for the year ended December 31, 2008.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Florham Park, New Jersey
October 15, 2009